EXHIBIT 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES RECORD PRODUCTION, REVENUE AND EBITDA IN SECOND QUARTER 2007 FINANCIAL RESULTS

HOUSTON, August 8, 2007 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the second quarter of 2007, which included the following highlights:

Results for the Second Quarter 2007  --

•	Record production of 4.2 Bcfe, or 46,199 Mcfe/d.

•	Record revenue of $32.9 million.

•	Net income of $8.1 million, or net income of $6.2 million before the non-cash net credit noted below.

•	Record EBITDA, as defined below, of $24.3 million.

Revenues for the three months ended June 30, 2007 were $32.9 million, 99 percent higher than the  $16.5 million during the quarter ended June 30, 2006.  The increase in revenue was driven primarily by higher production and higher realized natural gas prices.  Production volumes during the three months ended June 30, 2007 were 4.20 Bcfe (46.2 MMcfe/d), 74 percent higher compared to 2.42 Bcfe (26.6 MMcfe/d) during the second quarter of 2006 and 0.99 Bcfe above the first quarter 2007 production of 3.21 Bcfe.  The increase over the second quarter production was primarily due to the successful drilling of Barnett Shale area wells, particularly the three South East Tarrant County Campuzano wells, the addition of the Baby Ruth and Doberman wells in the Gulf Coast area and the successful recompletion of the Galloway Gas Unit #1 well #1.  Carrizo’s average natural gas sales price increased 20 percent to $7.54 per Mcf compared to $6.29 per Mcf in the second quarter of 2006 while the average oil sales price decreased four percent to $64.25 per barrel compared to $66.99 per barrel during the second quarter of 2006.  The above prices exclude the cash effect of hedging activities – prices, including the cash effect of hedges, are presented in the table below.

The Company reported net income of $8.1 million, or $0.32 and $0.31 per basic and diluted share, respectively, for the three months ended June 30, 2007, as compared to $2.6 million, or $0.11 and $0.10 per basic and diluted share, respectively, for the same quarter during 2006.  Excluding the $1.9 million non-cash, after-tax benefit, comprised of the mark-to-market unrealized gain of $2.4 million on derivatives, the stock compensation expense of $0.7 million and the $0.2 million decrease in bad debt expense, net income for the quarter ended June 30, 2007 was $6.2 million, or $0.24 and $0.23 per basic and diluted share, respectively.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the second quarter of 2007 was $24.3 million, or $0.94 and $0.91 per basic and diluted share, respectively, as compared to $12.0 million, or $0.49 and $0.48 per basic and diluted share, respectively, during the second quarter of 2006.

Lease operating expenses (excluding production taxes) increased to $4.4 million during the three months ended June 30, 2007 as compared to $2.9 million for the second quarter of 2006, largely due to the increased well count of the Barnett Shale wells, higher costs of certain oilfield services, increased ad valorem taxes and higher transportation and other product costs.

Depreciation, depletion and amortization expenses (“DD&A”) were $10.8 million during the three months ended June 30, 2007 ($2.57 per Mcfe) as compared to $6.6 million ($2.72 per Mcfe) during the second quarter of 2006.  The increase in DD&A expense was due primarily to an increase in production volumes partially offset by a decrease in the DD&A rate attributable to the increase in the reserve base.

General and administrative expenses (“G&A”) increased to $3.6 million during the three months ended June 30, 2007 from $2.5 million during the same quarter of 2006.  The increase in G&A was due primarily to the increase in staff to accommodate company growth.

Non-cash stock-based compensation expense was $1.0 million ($0.7 million after tax) for the three months ended June 30, 2007 compared to $0.6 million ($0.4 million after tax) for the same period in 2006.

The net gain on derivatives was $4.1 million during the three months ended June 30, 2007, comprised of (1) $3.7 million ($2.4 million after tax) for the unrealized mark-to-market, non-cash gain on derivatives and (2) the $0.4 million gain for cash settled derivatives.

Interest expense, net of amounts capitalized, was $3.8 million for the three months ended June 30, 2007 compared to $2.2 million for the three months ended June 30, 2006.  The increases in 2007 were largely attributable to the $75.0 million increase under our Second Lien Credit Facility in January 2007, borrowings under our Senior Secured Credit Facility and higher effective interest rates.

Results for the Six Months Ended June 30, 2007 --

•	Record production of 7.41 Bcfe, or 40,941 Mcfe/d.

•	Record revenue of $55.5 million.

•	Net Income of $5.6 million, or net income of $9.6 million before the non-cash net charge noted below.

•	Record EBITDA, as defined below, of $40.7 million.

Revenues for the six months ended June 30, 2007 were $55.5 million, 45 percent higher than the $38.4 million during the six months ended June 30, 2006.  The increase in revenues was primarily driven by higher production and higher realized natural gas prices.  Production volumes during the six months ended June 30, 2007 were 7.41 Bcfe (40.9 MMcfe/d), 43 percent higher compared to 5.19 Bcfe (28.7 MMcfe/d) during the first half of 2006.  Production increased due to the addition of new Barnett Shale wells, the addition of the Baby Ruth and Doberman wells in the Gulf Coast and the successful recompletion of the Galloway Gas Unit #1 well #1.  Carrizo’s average natural gas sales price increased four percent to $7.21 compared to $6.92 per Mcf in the same period of 2006, and the average oil sales price decreased five percent to $60.33 per barrel from $63.72 per barrel during the first half of 2006.

The Company reported net income of $5.6 million, or $0.22 and $0.21 per basic and diluted share, respectively, for the six months ended June 30, 2007, as compared to $9.2 million, or $0.38 and $0.37 per basic and diluted share, respectively, for the same period during 2006.  Excluding the $4.0 million non-cash, after-tax expense, comprised of the mark-to-market unrealized loss of $2.9 million on derivatives, the stock compensation expense of $1.3 million and the $0.2 million decrease in bad debt expense, net income for the six months ended June 30, 2007 was $9.6 million, or $0.37 and $0.36, respectively, per basic and diluted share.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the first half of 2007 was $40.7 million, or $1.59 and $1.54 per basic and diluted share, respectively, as compared to $28.2 million, or $1.16 and $1.13 per basic and diluted share, respectively, during the first half of 2006.

Lease operating expenses (excluding production taxes) increased to $8.4 million during the six months ended June 30, 2007 as compared to $5.3 million for the same period of 2006, largely due to the increased well count of the Barnett Shale wells, higher workover expenses, higher costs of oilfield services, higher ad valorem taxes and higher transportation and other product costs.

Depreciation, depletion and amortization expenses (“DD&A”) were $18.8 million during the six months ended June 30, 2007 ($2.54 per Mcfe) as compared to $14.0 million ($2.70 per Mcfe) during the same period of 2006.  The increase in DD&A expense was due primarily to an increase in production volumes partially offset by a decrease in the DD&A rate attributable to the increase in the reserve base.

General and administrative expenses (“G&A”) increased to $7.5 million during the six months ended June 30, 2007 from $6.2 million during the same period of 2006.  The increase in G&A was primarily due to increased staffing to accommodate company growth.

Non-cash stock-based compensation expense was $2.0 million ($1.3 million after tax) for the six months ended June 30, 2007 compared to $1.2 million ($0.8 million after tax) for the same period in 2006.

The net loss on derivatives was $1.6 million during the six months ended June 30, 2007, comprised of (1) $4.4 million ($2.9 million after tax) for the unrealized mark-to-market, non-cash loss on derivatives ($4.5 million loss on oil and gas derivatives and $0.1 million gain on interest rate swaps) and (2) $2.8 million for cash settled gains on derivatives

Interest expense, net of amounts capitalized, was $7.3 million for the six months ended June 30, 2007 compared to $4.4 million for the same period in 2006.  The increase is largely attributable to the $75.0 million increase under our Second Lien Credit Facility in January 2007, borrowings under our Senior Secured Credit Facility beginning in mid-2006, and higher effective interest rates.

S.P. Johnson IV, Carrizo's President and Chief Executive Officer, commented, “We are very pleased with our strong production growth in the second quarter.  Steady drilling and fracing in South East Tarrant County in the Barnett Shale was complemented by our two high rate Company operated wells in the Gulf Coast area – Baby Ruth #1 and Doberman #1.  The Company's current estimated net production is 49 MMcfe/d with 28 MMcfe/d from the Barnett Shale and 21 MMcfe/d from the onshore Gulf Coast.  Our Barnett Shale production will continue to grow with several expected high rate wells waiting on pipeline hook-up.”

“We currently operate four drilling rigs in the Barnett Shale with two in South East Tarrant, including a recently contracted H&P Flex 4 rig, one rig in the “core” area in Denton County and one rig drilling a downspacing pilot in Parker County.  This will be our first test of 500 feet interwell spacing.  A production surge is anticipated in September as an estimated 24 MMcfe/d of net production should come online, including six South East Tarrant County wells.  Carrizo has a 100 percent working interest in all of its SE Tarrant wells.”

“In other areas, we announced a significant discovery on a Carrizo generated prospect in the UK North Sea where we have a 15 percent working interest in two blocks with a discovery well that has flowed over 11,000 BOEPD.  The well has been shut-in pending partner meetings to formulate plans for appraisal well drilling.  In two adjoining acreage blocks with similar geological prospects, we have working interests of 27 percent and 100 percent.  We remain focused on expanding our acreage position in our other Shale plays, in which we now have over 240,000 net acres.  In the Floyd Shale in Mississippi, we have leased over 137,000 net acres.  Our first horizontal Floyd Shale well in Mississippi has been drilled and cased.  Frac stimulation is planned for September.”

Carrizo Oil & Gas, Inc., is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions and the Barnett Shale area in North Texas.  Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including potential effects or timing, cash flow, the expected timing of drilling of additional wells, expected high rate wells, timing of production, timing of testing, scheduled pipeline hookup and other statements that are not historical facts are forward looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company’s Form 10-K for the year ended December 31, 2006 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2007	2006	2007	2006

Oil and natural gas revenues	$32,890,857	$16,476,507	$55,503,089	$38,393,267

Costs and expenses:
Lease operating expenses	4,424,920	2,940,257	8,440,692	5,254,060
Production tax	1,135,489	689,564	1,822,681	1,833,441
Depreciation, depletion and amortization	10,804,772	6,597,768	18,842,563	14,035,997
General and administrative expenses	3,601,859	2,513,836	7,501,059	6,162,183
Accretion expense related to asset retirement obligations	88,211	79,056	176,421	158,112
Bad debt expense	(275,946)	-	(275,946)	-
Stock-based compensation expense	1,013,175	629,824	1,991,983	1,188,917

Total costs and expenses	20,792,480	13,450,305	38,499,453	28,632,710

Operating income	12,098,377	3,026,202	17,003,636	9,760,557

Mark-to-market gain (loss) on derivatives, net	3,678,773	1,553,039	(4,383,074)	5,569,428
Realized gain on derivatives, net	401,719	1,477,019	2,752,664	2,833,611
Equity in income of Pinnacle Gas Resources, Inc.	-	-	-	34,914
Loss on early extinguishment of debt	-	(281,980)	-	(281,980)
Other income and expenses, net	140,269	168,952	255,783	173,785
Interest income	110,487	279,406	454,663	644,438
Interest expense, net of amounts capitalized (1)	(3,810,633)	(2,178,085)	(7,278,799)	(4,375,263)

Income before income taxes	12,618,992	4,044,553	8,804,873	14,359,490

Income tax expense	4,482,193	1,473,572	3,212,797	5,137,540

Net income available to common shares	$8,136,799	$2,570,981	$5,592,076	$9,221,950

ADJUSTED net income available to common shares (2)	$6,224,795	$2,154,178	$9,556,498	$6,557,905

EBITDA (see table below)	$24,270,577	$11,978,821	$40,747,104	$28,150,979

Basic net income per common share	$0.32	$0.11	$0.22	$0.38

Diluted net income per common share	$0.31	$0.10	$0.21	$0.37

ADJUSTED basic net income per common share (2)	$0.24	$0.09	$0.37	$0.27

ADJUSTED diluted net income per common share (2)	$0.23	$0.09	$0.36	$0.26

Basic weighted average common shares outstanding	25,701,891	24,214,334	25,680,076	24,190,699

Diluted weighted average common shares outstanding	26,553,041	24,970,557	26,508,213	24,908,060

______________________________
(1) Interest expense, net of amounts capitalized, consists of the following:

Gross interest expense	$(6,529,313)	$(4,593,985)	(12,683,909)	(8,868,697)
Capitalized interest	2,718,680	2,415,900	5,405,110	4,493,434

(2) Excludes the impact of the non-cash mark-to-market gain (loss) on derivatives, non-cash stock-based compensation, non-cash bad debt expense and non-cash loss on early extinguishment of debt

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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	6/30/2007	12/31/06
	(unaudited)
ASSETS:
Cash and cash equivalents	$7,502,971	$5,407,502
Fair value of derivative financial instruments	1,914,890	5,737,056
Other current assets	35,968,728	29,912,455
Property and equipment, net	524,846,719	445,447,054
Other assets	7,235,223	5,519,325
Investment in Pinnacle Gas Resources, Inc.	18,709,190	2,771,266

TOTAL ASSETS	$596,177,721	$494,794,658

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$62,125,153	$54,554,607
Fair value of derivative financial instruments	250,646	-
Current maturities of long-term debt	2,255,157	1,507,931
Long-term debt, net of current maturities	251,375,000	187,250,744
Deferred income taxes	42,768,975	32,737,530
Other liabilities	6,504,840	6,469,970
Equity	230,897,950	212,273,876

TOTAL LIABILITIES AND EQUITY	$596,177,721	$494,794,658

Income tax expense for the three-month periods ended June 30, 2007 and 2006 include a $4,381,354 and
$1,347,360, respectively, provision for deferred income taxes and a $100,839 and $126,212, respectively, provision for currently payable franchise taxes.

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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	6/30/2007	12/31/06
	(unaudited)
ASSETS:
Cash and cash equivalents	$7,502,971	$5,407,502
Fair value of derivative financial instruments	1,914,890	5,737,056
Other current assets	35,968,728	29,912,455
Property and equipment, net	524,846,719	445,447,054
Other assets	7,235,223	5,519,325
Investment in Pinnacle Gas Resources, Inc.	18,709,190	2,771,266

TOTAL ASSETS	$596,177,721	$494,794,658

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$62,125,153	$54,554,607
Fair value of derivative financial instruments	250,646	-
Current maturities of long-term debt	2,255,157	1,507,931
Long-term debt, net of current maturities	251,375,000	187,250,744
Deferred income taxes	42,768,975	32,737,530
Other liabilities	6,504,840	6,469,970
Equity	230,897,950	212,273,876

TOTAL LIABILITIES AND EQUITY	$596,177,721	$494,794,658

Income tax expense for the three-month periods ended June 30, 2007 and 2006 include a $4,381,354 and
$1,347,360, respectively, provision for deferred income taxes and a $100,839 and $126,212, respectively, provision for currently payable franchise taxes.

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